Exhibit 99.1

Dillard’s, Inc. Reports Second Quarter

and Year-to-Date Results

LITTLE ROCK, Ark. (GLOBE NEWSWIRE) – August 13, 2026 - Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced operating results for the 13 and 26 weeks ended August 1, 2026. This release contains certain forward-looking statements. Please refer to the Company’s cautionary statements included below under “Forward-Looking Information.”

Dillard’s Chief Executive Officer William T. Dillard, II commented on the quarter, “Our 1% sales increase points to a somewhat resilient consumer. Retail gross margin of 40.9%, boosted by tariff rebates, helped grow cash flow and the bottom line. We ended the quarter with over $1.2 billion in cash and short-term investments after paying off $96 million in debt.”

Highlights of the Second Quarter (compared to the prior year second quarter):

•Total retail sales increased 1%
•	Comparable store sales increased 1%
•	Net income of $97.7 million compared to $72.8 million
•	Earnings per share of $6.25 compared to $4.66
•	Retail gross margin of 40.9% of sales compared to 38.1% of sales
•	Operating expenses were $443.6 million (29.4% of sales) compared to $434.2 million (28.7% of sales)
•	Ending inventory increased 5%

Second Quarter Results

Dillard’s reported net income for the 13 weeks ended August 1, 2026 of $97.7 million, or $6.25 per share, compared to $72.8 million, or $4.66 per share, for the 13 weeks ended August 2, 2025. Net income for the 13 weeks ended August 1, 2026, includes $37.2 million ($28.4 million after tax, or $1.82 per share) in refunds of International Emergency Economic Powers Act (IEEPA) tariffs.

Included in net income for the 13 weeks ended August 2, 2025 is a pretax gain of $4.8 million ($3.7 million after tax or $0.24 per share) primarily related to the sale of three properties.

Sales – Second Quarter

Net sales for the 13 weeks ended August 1, 2026 and August 2, 2025 were $1.508 billion and $1.514 billion, respectively. Net sales includes the operations of the Company’s construction business, CDI Contractors, LLC (“CDI”).

Total retail sales (which excludes CDI) for the 13 weeks ended August 1, 2026 and August 2, 2025 were $1.455 billion and $1.447 billion, respectively. Total retail sales increased 1% for the 13 weeks ended August 1, 2026 compared to the 13 weeks ended August 2, 2025. Sales in comparable stores for the same period increased 1%.

During the second quarter, sales increased significantly in ladies’ accessories and lingerie and moderately in home and furniture. Slight sales increases were noted in shoes, men’s apparel and accessories and cosmetics. Sales decreased moderately in juniors’ and children’s apparel and ladies’ apparel.

Gross Margin – Second Quarter

Consolidated gross margin for the 13 weeks ended August 1, 2026 was 39.7% of sales compared to 36.6% of sales for the 13 weeks ended August 2, 2025.

Retail gross margin for the 13 weeks ended August 1, 2026 was 40.9% of sales compared to 38.1% of sales for the 13 weeks ended August 2, 2025. Retail gross margin was positively impacted (260 basis points of sales) by the aforementioned $37.2 million IEEPA tariff refunds. The Company does not expect any additional significant IEEPA tariff refunds.

Compared to the prior year second quarter and adjusted for the aforementioned IEEPA tariff refunds, retail gross margin increased moderately in ladies’ apparel and increased slightly in cosmetics and home and furniture. Retail gross margin was flat in juniors’ and children’s apparel and decreased slightly in men’s apparel and accessories and shoes. Retail gross margin decreased moderately in ladies’ accessories and lingerie.

Selling, General & Administrative Expenses – Second Quarter

Consolidated selling, general and administrative expenses (“operating expenses”) for the 13 weeks ended August 1, 2026 were $443.6 million (29.4% of sales) and $434.2 million (28.7% of sales) for the 13 weeks ended August 2, 2025. The increase is primarily due to higher payroll and payroll-related expenses.

Highlights of the 26 Weeks (compared to the prior year 26 weeks):

•Total retail sales increased 2%
•	Comparable store sales increased 2%
•	Net income of $348.2 million compared to $236.7 million
•	Earnings per share of $22.30 compared to $15.08
•	Retail gross margin of 43.4% of sales compared to 41.8% of sales
•	Operating expenses were $887.6 million (28.9% of sales) compared to $855.9 million (28.1% of sales)

26-Week Results

Dillard’s reported net income for the 26 weeks ended August 1, 2026 of $348.2 million, or $22.30 per share, compared to $236.7 million, or $15.08 per share, for the 26 weeks ended August 2, 2025. Included in net income for the 26 weeks ended August 1, 2026 are these items:

●	$37.2 million ($28.4 million after tax, or $1.82 per share) in refunds of IEEPA tariffs
●	a pre-tax gain on litigation settlement, net of legal fees, of $104.1 million ($79.6 million after tax or $5.10 per share) related to the Company’s favorable settlement of a long-standing lawsuit involving payment card interchange fees

Included in net income for the 26 weeks ended August 2, 2025 is a pretax gain of $4.9 million ($3.8 million after tax or $0.24 per share) primarily related to the sale of three properties.

Sales – 26 Weeks

Net sales for the 26 weeks ended August 1, 2026 and August 2, 2025 were $3.076 billion and $3.043 billion, respectively.

Total retail sales for the 26 weeks ended August 1, 2026 and August 2, 2025 were $2.973 billion and $2.915 billion, respectively. Total retail sales increased 2% for the 26 weeks ended August 1, 2026 compared to the 26 weeks ended August 2, 2025. Sales in comparable stores for the same period increased 2%.

Gross Margin – 26 Weeks

Consolidated gross margin for the 26 weeks ended August 1, 2026 was 42.1% of sales compared to 40.3% of sales for the 26 weeks ended August 2, 2025.

Retail gross margin for the 26 weeks ended August 1, 2026 was 43.4% of sales compared to 41.8% of sales for the 26 weeks ended August 2, 2025. Retail gross margin was positively impacted (120 basis points of sales) by the aforementioned $37.2 million IEEPA tariff refunds.

Selling, General & Administrative Expenses – 26 Weeks

Operating expenses for the 26 weeks ended August 1, 2026 were $887.6 million (28.9% of sales) and $855.9 million (28.1% of sales) for the 26 weeks ended August 2, 2025. The increase is largely due to higher payroll and payroll-related expenses.

Store Information

The Company operates 272 Dillard’s stores, including 28 clearance centers, spanning 30 states (totaling 46.1 million square feet) and an Internet store at dillards.com.

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Income (Unaudited)

(In Millions, Except Per Share Data)

	13 Weeks Ended				26 Weeks Ended
	August 1, 2026		August 2, 2025		August 1, 2026		August 2, 2025
		% of		% of		% of		% of
		Net		Net		Net		Net
	Amount	Sales	Amount	Sales	Amount	Sales	Amount	Sales
Net sales	$1,507.6	100.0%	$1,513.8	100.0%	$3,076.0	100.0%	$3,042.7	100.0%
Service charges and other income	22.8	1.5	22.2	1.5	43.1	1.4	40.3	1.3
	1,530.4	101.5	1,536.0	101.5	3,119.1	101.4	3,083.0	101.3

Cost of sales	909.3	60.3	959.3	63.4	1,779.7	57.9	1,817.0	59.7
Selling, general and administrative expenses	443.6	29.4	434.2	28.7	887.6	28.9	855.9	28.1
Depreciation and amortization	44.4	2.9	44.7	3.0	87.7	2.9	89.1	2.9
Rentals	3.8	0.3	4.5	0.3	7.7	0.3	9.2	0.3
Interest and debt (income) expense, net	(2.7)	(0.2)	(1.5)	(0.1)	(3.5)	(0.1)	(2.3)	(0.1)
Other expense	5.0	0.3	5.0	0.3	10.0	0.3	10.7	0.4
Gain on litigation settlement	—	—	—	—	104.1	3.4	—	—
Gain on disposal of assets	0.1	0.0	4.8	0.3	0.2	0.0	4.9	0.2
Income before income taxes and equity in earnings of joint ventures	127.1	8.4	94.6	6.2	454.2	14.8	308.3	10.1
Income taxes	29.7		21.8		106.6		71.6
Equity in earnings of joint ventures	0.3	0.0	—	—	0.6	0.0	—	—
Net income	$97.7	6.5%	$72.8	4.8%	$348.2	11.3%	$236.7	7.8%

Basic and diluted earnings per share	$6.25		$4.66		$22.30		$15.08
Basic and diluted weighted average shares outstanding	15.6		15.6		15.6		15.7

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(In Millions)

	August 1,	August 2,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$763.1	$1,012.0
Accounts receivable	45.4	52.2
Short-term investments	497.7	199.8
Merchandise inventories	1,283.2	1,219.8
Federal and state income taxes	11.5	—
Other current assets	80.4	88.3
Total current assets	2,681.3	2,572.1

Property and equipment, net	863.7	955.1
Operating lease assets	31.4	29.5
Deferred income taxes	79.9	67.7
Other assets	93.6	60.1

Total assets	$3,749.9	$3,684.5

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable and accrued expenses	$794.7	$761.2
Current portion of long-term debt	80.0	96.0
Current portion of operating lease liabilities	9.1	10.5
Federal and state income taxes	—	91.0
Total current liabilities	883.8	958.7

Long-term debt	145.7	225.6
Operating lease liabilities	22.0	19.1
Other liabilities	377.7	362.0
Subordinated debentures	200.0	200.0
Stockholders’ equity	2,120.7	1,919.1

Total liabilities and stockholders’ equity	$3,749.9	$3,684.5

Dillard’s, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In Millions)

	26 Weeks Ended
	August 1,	August 2,
	2026	2025
Operating activities:
Net income	$348.2	$236.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and other deferred costs	88.4	89.9
Gain on disposal of assets	(0.2)	(4.9)
Accrued interest on short-term investments	(5.6)	(5.6)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(5.7)	3.5
Increase in merchandise inventories	(82.1)	(47.7)
(Increase) decrease in other current assets	(10.3)	7.3
(Increase) decrease in other assets	(0.7)	1.1
Increase (decrease) in trade accounts payable and accrued expenses and other liabilities	25.4	(24.5)
(Decrease) increase in income taxes	(30.6)	63.6
Net cash provided by operating activities	326.8	319.4

Investing activities:
Purchase of property and equipment and capitalized software	(39.5)	(43.5)
Proceeds from disposal of assets	0.3	6.0
Proceeds from insurance	—	1.5
Investment in joint venture	—	(1.8)
Purchase of short-term investments	(641.5)	(273.5)
Proceeds from maturities of short-term investments	360.9	405.0
Net cash (used in) provided by investing activities	(319.8)	93.7

Financing activities:
Principal payments on long-term debt	(96.0)	—
Cash dividends paid	(9.4)	(7.9)
Purchase of treasury stock	—	(107.8)
Issuance cost of line of credit	—	(3.3)
Net cash used in financing activities	(105.4)	(119.0)

(Decrease) increase in cash and cash equivalents	(98.4)	294.1
Cash and cash equivalents, beginning of period	861.5	717.9
Cash and cash equivalents, end of period	$763.1	$1,012.0

Non-cash transactions:
Accrued capital expenditures	$7.7	$5.1
Accrued purchase of treasury stock and excise taxes	—	1.1
Stock awards	1.4	1.3
Lease assets obtained in exchange for new operating lease liabilities	0.3	1.8

Estimates for 2026

The Company is providing the following estimates for certain financial statement items for the 52-week period ending January 30, 2027 based upon current conditions. Actual results may differ significantly from these estimates as conditions and factors change - See “Forward-Looking Information.”

	In Millions
	2026	2025
	Estimated	Actual
Depreciation and amortization	$175	$179
Rentals	18	19
Interest and debt (income) expense, net	(9)	(6)
Capital expenditures	120	93

Forward-Looking Information

This report contains certain forward-looking statements. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: (a) statements including words such as “may,” “will,” “could,” “should,” “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof; (b) statements regarding matters that are not historical facts; and (c) statements about the Company’s future occurrences, plans and objectives, including those statements under the heading “Estimates for 2026” regarding certain financial statement items for the 52-week period ended January 30, 2027. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions including inflation, economic recession and changes in traffic at malls and shopping centers; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of and interest rates on consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in the Company’s ability to meet labor needs amid nationwide labor shortages and an intense competition for talent; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; high levels of unemployment; changes in tax legislation; trade disputes and changes in trade policies including the imposition (or threat) of new or increased duties, taxes, tariffs and other charges impacting our products or supply chain; changes in legislation and governmental regulations; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; inability to effectively utilize advancements in technology, including artificial intelligence; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in SOFR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or public health issues and their effects on public health, our supply chain, the health and well-being of our employees and customers and the retail industry in general; potential disruption of international trade and supply chain efficiencies; global conflicts

(including the ongoing conflicts in the Middle East and Ukraine) and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature, and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, particularly those set forth under the caption “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

CONTACT:
Dillard’s, Inc.
Julie J. Guymon
501-376-5965
julie.guymon@dillards.com